CONSENT OF BRUCE DAVIS

I consent to the incorporation by reference in NovaCopper Inc.’s Registration Statement on Form S-8, of references to my name and to the use of the technical report titled “Technical Report for the Bornite Deposit, South Reef and Ruby Creek zones, Northwest Alaska, USA” dated effective January 31, 2013, included in or made part of NovaCopper Inc.’s Annual Report on Form 10-K for the year ended November 30, 2012.

DATED: May 30, 2013

/s/ Bruce Davis
Name: Bruce Davis